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                                                                     EXHIBIT 8.1

                         [CONNER & WINTERS LETTERHEAD]


                                  May 8, 1996


Tide West Oil Company
6666 South Sheridan
Tulsa, Oklahoma 74133-1750

HS Resources, Inc.
One Maritime Plaza
15th Floor
San Francisco, California 94111

          Re: Federal Income Tax Consequences of Merger of Tide West Oil Company with and into HSR Acquisition, Inc., a Wholly Owned Subsidiary of HS Resources, Inc.

Gentlemen:

     We have acted and will act as counsel to Tide West Oil Company ("Tide West") in connection with the merger (the "Merger") of Tide West with and into HSR Acquisition, Inc. ("Merger Sub"), a wholly owned subsidiary of HS Resources, Inc. ("HSR"), pursuant to the Agreement and Plan of Merger dated February 25, 1996, as amended and restated as of April 29, 1996 (the "Merger Agreement"), by and among Tide West, Merger Sub and HSR. In our capacity as counsel to Tide West, Tide West has requested our opinion regarding certain of the federal income tax consequences of the Merger pursuant to Section 5.5(b) of the Merger Agreement.

     We understand that this letter will be submitted as an exhibit to the Registration Statement No. 333-01991 on Form S-4 (as amended, the "Registration Statement") which was filed by HSR on March 27, 1996, with the Securities and Exchange Commission relating to the securities that will be issued by HSR pursuant to the Merger Agreement. We further understand that our opinion will be referred to in the Joint Proxy Statement/Prospectus which will be included in the Registration Statement under the caption "SPECIAL FACTORS -- Certain Federal Income Tax Consequences." We hereby consent to such use of our opinion.

     All terms used herein without definition shall have the respective meanings specified in the Merger Agreement and, unless otherwise indicated, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

                            INFORMATION RELIED UPON

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Registration Statement. In our examination of documents, we have assumed that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, that all signatures are genuine and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultations with various representatives of Tide West and HSR.

     It is a condition to the obligations of Tide West and HSR to effect the Merger that this opinion has not been withdrawn, revoked or modified. For purposes of our opinion we have relied upon and assumed the initial and continuing accuracy of the following statements, representations and covenants which have been certified to us by Tide West and HSR. We expect to receive written confirmation of such statements, representations and covenants immediately prior to the Effective Time.
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Tide West Oil Company
HS Resources, Inc.

May 8, 1996

Page 2

          1. The fair market value of the HSR stock and other consideration received by each Tide West stockholder will be approximately equal to the fair market value of the Tide West stock surrendered in the Merger.

          2. There is no plan or intention by the stockholders of Tide West who own 5 percent or more of the Tide West stock, and to the best of the knowledge of the management of Tide West, there is no plan or intention on the part of the remaining stockholders of Tide West to sell, exchange or otherwise dispose of a number of shares of HSR stock received in the Merger that would reduce the Tide West stockholders' ownership of HSR stock to a number of shares having a value, as of the Effective Time, of less than 40 percent of the value of all of the formerly outstanding stock of Tide West as of the same date. For purposes of this representation, shares of Tide West stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of HSR stock will be treated as outstanding Tide West stock at the Effective Time. Moreover, shares of Tide West stock and shares of HSR stock held by Tide West stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

          3. Merger Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Tide West immediately prior to the Merger. For purposes of this representation, amounts paid by Tide West to dissenters, amounts paid by Tide West to Tide West stockholders who receive cash or other property, Tide West assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Tide West immediately preceding the transfer, will be included as assets of Tide West held immediately prior to the Merger.

          4. Prior to the Merger, HSR will be in control of Merger Sub within the meaning of section 368(c)(1) of the Code.

          5. Following the transaction, Merger Sub will not within two years issue additional shares of its stock that would result in HSR losing control of Merger Sub within the meaning of section 368(c)(1) of the Code.

          6. HSR has no plan or intention to reacquire any of its stock issued in the Merger.

          7. HSR has no plan or intention to liquidate Merger Sub; to merge Merger Sub with and into another corporation; to sell or otherwise dispose of the stock of Merger Sub; or to cause Merger Sub to sell or otherwise dispose of any of the assets of Tide West acquired in the Merger, except for dispositions made in the ordinary course of business, including dispositions to create operating efficiencies, or transfers described in section 368(a)(2)(c) of the Code.

          8. The liabilities of Tide West assumed by Merger Sub and the liabilities to which the transferred assets of Tide West are subject were incurred by Tide West in the ordinary course of its business (including debt to expand its business).

          9. Following the Merger, Merger Sub will continue the historic business of Tide West or use a significant portion of Tide West's business assets in a business.

          10. HSR, Merger Sub, Tide West, and the stockholders of Tide West will pay their respective expenses, if any, incurred in connection with the Merger.

          11. There is no intercorporate indebtedness existing between HSR and Tide West or between Merger Sub and Tide West that was issued, acquired, or will be settled at a discount.

          12. No two parties to the Merger are investment companies as defined in section 368(a)(2)(f)(iii) and (iv) of the Code.
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Tide West Oil Company
HS Resources, Inc.

May 8, 1996

Page 3

          13. Tide West is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(a) of the Code.

          14. The fair market value of the assets of Tide West transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

          15. No stock of Merger Sub will be issued in the Merger.

          16. There are no documents or agreements which alter, modify or change in any way the validity and accuracy of the above statements, representations and covenants.

                                    OPINION

     Based upon the foregoing, it is our opinion that, for federal income tax purposes:

          1. The Merger will be treated as a "reorganization" within the meaning of section 368(a) of the Code and the regulations thereunder.

          2. Each of HSR, Tide West and Merger Sub will be a party to such reorganization within the meaning of section 368(b) of the Code and the regulations thereunder.

          3. No gain or loss will be recognized by HSR, Tide West or Merger Sub as a result of the Merger.

          4. No gain or loss, except with respect to the amount of Cash Consideration received, will be recognized by a stockholder of Tide West as a result of the Merger with respect to the shares of Tide West Common Stock converted into shares of HSR Common Stock by such stockholder.

                                   CONCLUSION

     The opinion expressed herein and the discussions in the Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Certain Federal Income Tax Consequences," "RISK FACTORS -- Tax Risks" and "SPECIAL FACTORS -- Certain Federal Income Tax Consequences" address all of the material federal income tax consequences associated with the Merger to (a) holders of Tide West Common Stock who (i) receive HSR Common Stock and cash pursuant to the Merger and (ii) are citizens or residents of the United States and domestic corporations and partnerships which hold Tide West Common Stock as a capital asset; (b) Tide West; and (c) HSR and Merger Sub.

     Our opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the Effective Time. Our opinion cannot be relied upon if any of the material facts contained in such documents or in any such additional information are, or later become, inaccurate or if any of the material statements set out herein are, or later become, inaccurate. Our opinion is limited to the federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other tax consequences of the Merger.

                                            Very truly yours,


                                            CONNER & WINTERS,


                                            A Professional Corporation